United States securities and exchange commission logo





                     April 2, 2024

       Gary M. Owens
       Chief Executive Officer
       Mesa Laboratories, Inc.
       12100 West Sixth Avenue
       Lakewood, Colorado 80228

                                                        Re: Mesa Laboratories,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended March 31, 2023
                                                            Filed May 30, 2023
                                                            File No. 000-11740

       Dear Gary M. Owens:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services